EXHIBIT 10.1


                            ASSET PURCHASE AGREEMENT


         This ASSET PURCHASE AGREEMENT ("Agreement"), dated as of July 16, 2002, is by and between Nidec America Corporation, a Delaware corporation ("Seller"), and Ault Incorporated, a Minnesota corporation ("Buyer").

         WHEREAS, Seller is engaged, among other business activities, in the business of developing, manufacturing, marketing and selling DC/DC converters, power supplies and other power conversion products under the Power General brand name through its Power General division; and

         WHEREAS, Seller wishes to sell or cause to be sold to Buyer, and Buyer wishes to purchase from Seller, substantially all of the operating assets and properties used exclusively or primarily in the Power General Business (hereinafter defined), upon the terms and subject to the conditions of this Agreement, including the assumption of certain specified liabilities.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows


                                   ARTICLE I

                                   DEFINITIONS

       As used in this Agreement, in addition to capitalized terms defined elsewhere in this Agreement, the following terms have the meanings set forth below, and where those meanings are intended, those terms are capitalized:

       1.1 "Acquired Assets" means all of the business, properties, assets, goodwill and rights of Seller used by Seller exclusively or primarily in the Power General Business, including, without limitation, all Intellectual Property; all Plans; all Inventory; all Fixed Assets; all Acquired Contracts; all Books and Records; telephone numbers; and all other assets of Seller exclusively or primarily related to the Power General Business, including all items expensed when purchased and all fully depreciated assets currently used exclusively or primarily in conducting the Power General Business, whether or not such assets are reflected on the Recent Pro Forma Balance Sheet; provided, however, that the term Acquired Assets does not include any assets which are Excluded Assets.

       1.2 "Acquired Contracts" means all of Seller's interest in and to the contracts, commitments and agreements which relate to the Acquired Assets and/or the Power General Business (including agreements with customers, suppliers, distributors, manufacturers and representatives and open purchase orders) listed on Schedule 1.2.

       1.3 "Assumed Liabilities" means the following liabilities of the Seller as of the Closing Date:


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              (a) All obligations, liabilities, agreements and commitments of
Seller under the Acquired Contracts arising after the Closing Date (but not including any liability or obligation for any breach or default thereof occurring on or prior to the Closing Date);

              (b) Accrued Expenses reflected on the Recent Pro Forma Balance Sheet and additional accrued expenses of the same character under GAAP arising in the ordinary course of business from the date of the Recent Pro Forma Balance Sheet to the Closing Date; and,

              (c) Seller's accrued obligations to Retained Employees for vacation pay, holiday pay, sick pay and/or personal time off as of the Closing Date (the "Retained Employee Accruals") as specified on Schedule 1.25.

       1.4 "Books and Records" means all of Seller's tangible (and, to the extent available, copies of electronic) books and records relating to the Acquired Assets or the Power General Business, including without limitation, lists of customers and suppliers, and records with respect to pricing, volume, payment history, cost, inventory, machinery and equipment, mailing lists, distribution and customer lists, sales, purchasing and materials, and including any such records which are maintained on computer; provided that the term "Books and Records" does not include personnel records of the Transition Employees and any other books and records relating to the Power General Business that Seller is required by law to retain.

       1.5 "Closing Date Statement of Selected Assets and Liabilities" means (i) the net book value of the Inventory as of the Closing Date determined according to GAAP (less reserves reflected on the Recent Pro Forma Balance Sheet and reserves arising between the date thereof and Closing), minus (ii) the Accrued Expenses as of the Closing Date, in each case prepared on the same basis, and in accordance with GAAP using the same methods and procedures applied on a basis consistent with the methods and procedures used to prepare the Recent Closing Date Statement of Selected Assets of Liabilities. In preparing the Closing Date Statement of Selected Assets and Liabilities, the reserve levels shall be determined on a basis consistent with that used to determine such reserves in the Recent Closing Date Statement of Selected Assets and Liabilities.

       1.6 "Commission" means the Securities and Exchange Commission.

       1.7 "Common Stock" means the Buyer's Common Stock, no par value.

       1.8 "Excluded Assets" means all of the following:

              (a) Seller's cash and cash equivalents on hand or in banks;

              (b) All of Seller's assets which are not exclusively or primarily related to the Power General Business;

              (c) Any real property, including without limitation, the real property currently allocated on Seller's corporate records to Power General;

              (d) The items specifically identified on Schedule 1.8 (the "Excluded Operating Assets");


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              (e) Accounts Receivable related to the Power General Business arising on or prior to Closing Date; and

              (f) All claims for refunds of taxes and other governmental charges.

       1.9 "Fixed Assets" means all of Seller's tangible assets, other than the Excluded Operating Assets, which are used by Seller exclusively or primarily in the Power General Business, including, but not limited to furniture, fixtures, machinery, equipment, workstations, computers, test equipment, tooling, tools and supplies listed on Schedule 1.9, as well as items expensed when purchased and fully depreciated assets which may not be reflected on Schedule 1.9 and all other tangible assets exclusively or primarily related to the Power General Business which are acquired by Seller from the date of Schedule 1.9 through the Closing Date.

       1.10 "GAAP" means generally accepted accounting principles as consistently applied by Seller in accordance with the Seller's past practices and assuming the continued operation of the Power General Business as a going concern.

       1.11 "Intellectual Property" means all patents, patent applications, copyrights, trademarks, trade names (including the name "Power General" and variations thereof, and any logos associated with such names and variations thereof), assumed names, trade secrets, licenses, software, software licenses, product designs, documentation for finished products and products under development and know how, and marketing collateral and artwork required by Seller to manufacture and sell the products currently offered for sale by the Power General Business or otherwise used by Seller primarily in the operation of the Power General Business, including the intellectual property listed on
Schedule 1.11, but excluding the intellectual property listed on Schedule 1.8.

       1.12 "Inventory" means all of Seller's parts, raw materials, work in process, and finished goods held for sale as of the Closing Date which are related to the Power General Business.

       1.13 "Lease" means the written agreement attached hereto as Exhibit A pursuant to which Buyer will lease from Seller from the Closing Date to the end of the Transition Period portions of the Seller's facility located in Canton, Massachusetts.

       1.14 "Liabilities and Obligations" means any direct or indirect indebtedness, claim, obligation, liability, deficiency or guaranty of any kind or nature whatsoever, whether absolute or contingent, liquidated or unliquidated, due or to become due, accrued or not accrued, matured or unmatured, or otherwise of Seller.

       1.15 "Material" means individual items, claims or events (or related items, claims or events) representing an actual or potential cost, loss, damage or adverse financial impact equal to or greater than $5,000.

       1.16 "MIS Services Agreement" means the written agreement attached hereto as Exhibit B.


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       1.17 "Power General Business" means Seller's business of developing, manufacturing, marketing and selling DC/DC converters, power supplies and other power conversion products under the Power General brand name through its Power General division.

       1.18 "Plans" means all blueprints, designs, processes, computer files, computer programs and related documents, bills of material, formulae, process sheets, drawings, instructions, machine manuals, any non-expired warranties and guarantees, and similar written or digital records (i) used by Seller to manufacture the products currently offered for sale by the Power General Business, (ii) currently in existence with respect to products under development, or (iii) used by Seller in the operation of the Power General Business, but, in each case, excluding any designs which are the property of any customer of Seller.

       1.19 "Preferred Stock" means the Buyer's Series B 7% Convertible Preferred Stock issued pursuant to the terms of the Certificate of Designation attached hereto as Exhibit C.

       1.20 "Prepaid Expenses" means prepaid expenses incurred in the ordinary course of the Power General Business determined in accordance with GAAP.

       1.21 "Registration Rights Agreement" means the written agreement attached hereto as Exhibit D.

       1.22 "Registration Statement" means the Registration Statement on Form S-3 to be filed by Buyer with the Commission to register for resale the shares of Common Stock issuable to Seller upon conversion of the Preferred Stock issued to Seller under this Agreement and any Common Stock hereafter issued to Seller in payment of dividends on the Preferred Stock.

       1.23 "Recent Statement of Selected Assets and Liabilities" means the net book value of Inventory reflected on Recent Pro Forma Balance Sheet determined according to GAAP (less any reserves indicated on the Pro Forma Balance Sheet), minus the Accrued Expenses specified on the Recent Pro Forma Balance Sheet.

       1.24 "Recent Pro Forma Balance Sheet" means the statement attached hereto as Schedule 1.24.

       1.25 "Retained Employees" means the employees of the Power General Business listed on Schedule 1.25 who, effective as of the Closing Date, will cease to be employees of Seller and will become employees of the Buyer, as to which Buyer shall assume the Retained Employee Accruals respectively indicated opposite each such employee's name on Schedule 1.25.

       1.26 "Securities Act" means the Securities Act of 1933, as amended.

       1.27 "Transition Employees" means the employees of the Power General Business listed on Schedule 1.27 whom Seller will continue to employ during all or a portion of the Transition Period in accordance with the terms of the Transition Services Agreement.

       1.28 "Transition Period" means the period beginning at the Closing Date and running through January 15, 2003 during which period Seller will lease the services of the Transition Employees to Buyer pursuant to the Transition Services Agreement.


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       1.29 "Transition Services Agreement" means the written agreement attached hereto as Exhibit E.


                                   ARTICLE II

                      PURCHASE AND SALE OF ACQUIRED ASSETS

       2.1 Purchase and Sale of the Acquired Assets. Upon the terms and subject to the conditions of this Agreement, Seller agrees to sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered to Buyer, and Buyer agrees to purchase, on the Closing Date (as defined in Section 3.1), all of the Acquired Assets. Except as expressly provided in Section 2.2(a), Buyer shall acquire the Acquired Assets free and clear of all Liabilities and Obligations. Buyer shall not, however, purchase, nor have any right with respect to the Excluded Assets.

       2.2 Assumption of Certain Liabilities.

              (a) Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, Buyer shall execute and deliver to Seller on the Closing Date an agreement pursuant to which Buyer shall assume and agree to pay, perform and discharge, and to indemnify Seller and its affiliates against and hold them harmless from, in accordance with the indemnification provisions of
Article IX, all Liabilities and Obligations of Seller existing on the Closing Date which are Assumed Liabilities.

              (b) All Other Liabilities Excluded. Buyer will have no responsibility for, and Seller agrees to indemnify and hold Buyer harmless, in accordance with the indemnification provisions of Article IX, from, any Liabilities and Obligations of Seller of any nature whatsoever which are not specifically included in the Assumed Liabilities, whether now existing or hereafter arising, and whether known or unknown to Buyer or Seller, including without limitation (i) all indebtedness for borrowed money; (ii) all accounts payable determined in accordance with GAAP; (iii) all product liability claims and warranty claims (except that Buyer shall be obligated as provided in Section
6.7 to provide warranty and customer support services) related to or arising out of Seller's products that are shipped prior to or on the Closing Date; (iv) environmental liabilities asserted against Buyer and arising out of actions or operations of Seller prior to the Closing Date; and (v) except to the extent specifically included in the Assumed Liabilities, all present and future Liabilities and Obligations owed by Seller to its Power General Business employees, whether or not arising in the ordinary course of business, pursuant to such employees' employment by Seller, including, but not limited to any accrued payroll, annual leave, benefit plan contributions, accrued vacation pay, severance or termination payments, unpaid wages, including such liabilities as are incurred through the Closing Date.

       2.3 Purchase Price. The consideration to be paid for the Acquired Assets (in addition to the assumption of the Assumed Liabilities) shall be $2,074,000 principal amount of the Preferred Stock and $366,000 cash, subject to adjustment pursuant to the provisions of Section 2.4.


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       2.4 Purchase Price Adjustment. The Purchase Price described in Section
2.3 above shall be increased or reduced (the "Purchase Price Adjustment") if the difference between the Recent Statement of Selected Assets and Liabilities and the Closing Date Statement of Selected Assets and Liabilities is greater than $200,000, which increase or reduction, if any, shall be determined based on the following procedure:

              (a) Within twenty (20) days after Closing, Seller shall prepare and deliver to Buyer a list of Inventory and Accrued Expenses as of the Closing Date, valued on the same basis and using the same methods and procedures applied on a basis consistent with the methods and procedures used to prepare the Recent Statement of Selected Assets and Liabilities, and promptly thereafter Buyer and Seller shall jointly conduct a review of Inventory and Accrued Expenses, including, at the request of either party, a physical inventory count.

              (b) Buyer must, as soon as reasonably practicable after the Closing Date but not later than twenty (20) days after receiving the Seller's list of Inventory and Accrued Expense, prepare its proposed Closing Date Statement of Selected Assets and Liabilities (setting forth, in reasonable detail, Buyer's calculation as of the Closing Date of the value of the Inventory and amount of Accrued Expense as of the Closing Date, which items shall be valued on the same basis and using the same methods and procedures applied on a basis consistent with the methods and procedures used to prepare the Recent Statement of Selected Assets and Liabilities) (the "Closing Statement").

              (c) Within twenty (20) days after receipt of the Closing Statement, Seller must give Buyer written notice of any exceptions to Buyer's calculation of the Closing Date Statement of Selected Assets and Liabilities.

                     (i) If Seller has not given Buyer such written notice
              within that twenty-day period, then the values set forth in the Closing Statement will be conclusive and binding on the parties.

                     (ii) If Seller gives Buyer such written notice within that twenty-day period, then Buyer and Seller shall promptly endeavor to resolve any disputes. If Seller and Buyer fail to reach an agreement with respect to such matters on or before twenty (20) days after Seller has delivered written notice to Buyer of exceptions to the Closing Statement, then, as to such matters remaining in dispute, the Seller and the Buyer shall promptly retain an accounting firm ("Firm") acceptable to Buyer and Seller, which has not rendered accounts or other services to either Buyer or Seller for at least three years. The Firm shall be instructed to apply the same methods, policies and procedures as were applied in preparing the Recent Statement of Selected Assets and Liabilities. Subject to the foregoing, the Firm shall make an independent determination of any matters in dispute and deliver an opinion to Buyer and Seller within 45 days of the Firm's retention, which determination will be conclusive and binding on the parties. All fees and expenses of the Firm must be paid by the party to this Agreement not generally prevailing on the issues as determined by the Firm, except that if the Firm determines that neither party could fairly found to be the prevailing party, then such fees and expenses of the Firm shall be paid equally by Buyer and Seller.


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       2.5 Payment of Purchase Price Adjustment.

              (a) If the net amount indicated on the Recent Statement of Selected Assets and Liabilities is $200,000 or less than the amount indicated on the Closing Date Statement of Selected Assets and Liabilities, then Buyer shall pay the difference between the Closing Date Statement of Selected Assets and Liabilities and the Recent Statement of Selected Assets and Liabilities to Seller, within five (5) days after final determination of the Closing Date Statement of Selected Assets and Liabilities, by a wire transfer of good funds or a cashiers check.

              (b) If the net amount indicated on the Recent Statement of Selected Assets and Liabilities is $200,000 or greater than the Closing Date Statement of Selected Assets and Liabilities, then Seller shall pay the difference between the Closing Date Statement of Selected Assets and Liabilities and the Recent Statement of Selected Assets and Liabilities to Buyer, within five (5) days after final determination of the Closing Date Statement of Selected Assets and Liabilities, by a wire transfer of good funds or a cashiers check.

       2.6 Allocation of Purchase Price. The allocation of the Purchase Price for tax purposes will be determined by mutual agreement of the Buyer and Seller following the completion of the Purchase Price Adjustment described in Section
2.4 of this Agreement and upon reaching agreement of the allocation of the Purchase Price, such agreement will be set forth in a written schedule signed by both parties and which shall be incorporated by reference into this Agreement as
Schedule 2.6B. It is further agreed that the allocation of the consideration to the Assets as set forth in Schedule 2.6B will be binding on Seller and Buyer for federal and state income tax purposes and will be consistently so reflected by Buyer and Seller on their respective federal and state income tax returns. Buyer and Seller agree that the allocation of the Purchase Price set forth in Section 2.3, prior to any Purchase Price Adjustment, is as set forth in Schedule 2.6A.


                                  ARTICLE III

                                   THE CLOSING

       3.1 Closing Date. The closing of the sale and transfer of the Acquired Assets (hereinafter called the "Closing") shall take place at the offices of Day, Berry & Howard LLP, 260 Franklin Street, Boston, MA 02110 at 8:00 a.m. on July 16, 2002, or at such other time, date and place as shall be fixed by agreement among the parties hereto (such date of the Closing being herein referred to as the "Closing Date").

       3.2 Transactions To Be Effected at the Closing. At the Closing:

              (a) Seller's Deliveries. On the Closing Date, subject to the terms and conditions set forth in this Agreement, Seller shall make the following deliveries:

                     (i) A Bill of Sale in a form reasonably acceptable to
              Buyer, and other instruments of conveyance reasonably requested by Buyer, duly executed by Seller;


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                     (ii) Assignments of all Intellectual Property in a form
              reasonably requested by Buyer;

                     (iii) Appropriate releases or termination statements for
              any security interest in the Acquired Assets;

                     (iv) A certificate of an executive officer of the Seller
              certifying to the fulfillment of the conditions described in Sections 7.2(a) and 7.2(b) herein;

                     (v) A certificate of the Secretary of Seller, certifying a copy of the resolutions of Seller's Board of Directors which authorize the execution, delivery and performance of this Agreement as having been duly adopted and as being in full force and effect on the Closing Date.

                     (vi) The Lease, duly executed by Seller;

                     (vii) The MIS Services Agreement, duly executed by Seller;

                     (viii) The Transition Services Agreement, duly executed by
              Seller;

                     (ix) The Registration Rights Agreement, duly executed by
              Seller; and

                     (x) All other items or documents reasonably requested by
              Buyer or its counsel.

              (b) Buyer's Deliveries. On the Closing Date, subject to the terms and conditions set forth in this Agreement, Buyer shall make the following deliveries:

                     (i) Delivery of the shares of Preferred Stock specified in
              Section 2.3

                     (ii) Payment of the cash amount specified in Section 2.3;

                     (iii) An Assignment and Assumption Agreement in a form
              reasonably acceptable to Seller, duly executed by Buyer;

                     (iv) A certificate of an executive officer of the Buyer
              certifying to the fulfillment of the conditions described in Sections 7.3(a) and 7.3(b) herein;

                     (v) A certificate of the Secretary of Buyer, certifying a
              copy of the resolutions of Buyer's Board of Directors which authorize the execution, delivery and performance of this Agreement as having been duly adopted and as being in full force and effect on the Closing Date;

                     (vi) The Lease, duly executed by Buyer;

                     (vii) The MIS Services Agreement, duly executed by Buyer;

                     (viii) The Transition Services Agreement, duly executed by
              Buyer;


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                     (ix) The Registration Rights Agreement, duly executed by
              Buyer; and

                     (x) The legal opinion of Buyer's counsel referred to in
              Section 7.3(e) of this Agreement.

                     (xi) A copy of the Articles of Incorporation, including all amendments thereto and the Certificate of Designation, certified by the Secretary of State of Minnesota.

                     (xii) All other items or documents reasonably requested by
              Seller or Seller's counsel.


                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

         The Seller hereby represents and warrants to and agrees with the Buyer as follows, except to the extent exceptions or qualifications are set forth in the schedules provided under this Article IV (collectively the "Disclosure Schedule"):

       4.1 Organization and Good Standing. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Seller has full corporate power and authority to conduct its business as now conducted and to own and operate the assets and properties now owned and operated by it; and is duly qualified to do business and is in good standing in each jurisdiction wherein the conduct of its business or the ownership of its assets and properties requires such qualification and the failure to be so qualified would have, or could be reasonably expected to have, a material adverse effect on the business, operations, condition, (financial or otherwise), results of operations, business relationships, assets, liabilities or prospects of the Power General Business.

       4.2 Authority and Compliance. The Seller has full power and lawful authority to execute and deliver this Agreement and to consummate and perform the transactions contemplated hereby. This Agreement has been duly authorized by all necessary corporate action and this Agreement has been duly executed and delivered by the Seller and constitutes the legal, valid and binding obligation of the Seller, enforceable in accordance with its terms. Neither the execution and delivery of this Agreement by the Seller nor the consummation and performance of the transactions contemplated hereby (i) will conflict with or violate the Certificate of Incorporation or Bylaws (or other governing instrument) of the Seller or any agreement to which the Seller is a party or by which it is bound, or any federal, state, local or other governmental law or ordinance or (ii), except as set forth on the Disclosure Schedule, will require the authorization, approval or consent by, or any notice to or filing with, any third party.

       4.3 Financial Information. Attached as Schedule 4.3 is the following financial information: (i) income statement data for the Power General Business for the four years ended March 31, 2002, (ii) interim income statement data for the Power General Business for the period from April 1, 2002 through June 2, 2002 and (iii) Recent Pro Forma Balance Sheet (collectively, the "Financial Information"). The Financial Information has been derived from Seller's financial statements which were prepared in accordance with GAAP, subject to the


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exception that such Financial Information does not include footnotes or related schedules that may be required by GAAP, and, except as set forth therein, items
(i) and (ii) of the Financial Information present the results of operations of the Power General Business as of the dates and for the periods then ended as reported within Seller for financial and operational management purposes, and item (iii) of the Financial Information presents fairly the book value of the assets and liabilities indicated.

       4.4 Liabilities. Since June 2, 2002, other than Liabilities or Obligations arising in the ordinary course of business consistent with past practice or as set forth on the Disclosure Schedule, the Power General Business has not incurred Liabilities or Obligations which in the aggregate are greater than $20,000.

       4.5 No Material Change. Except as set forth on the Disclosure Schedule, since June 2, 2002, there has not been (a) any Material diminution in the value of any of the Acquired Assets, (b) any Material damage, destruction or loss, whether covered by insurance or not, adversely affecting any of the Acquired Assets, the operations, or condition (financial or otherwise) of the Power General Business, (c) any Material actual or, to the knowledge of Seller, threatened trouble or disruption of the Power General Business' relations with its agents, customers, distributors or suppliers, (d) any failure to pay or discharge when due any Material liability related to the Power General Business or any of the Acquired Assets, (e) any Material sale, encumbrance, assignment or transfer of any assets or properties associated with the Power General Business, except in the ordinary course of business consistent with past practice, (f) any Material amendment or termination of any of the Acquired Contracts, or any waiver by it of any rights of Material value whether or not in the ordinary course of business, (g) any Material commitment or agreement made for capital expenditures or capital additions or betterments of the Power General Business,
(h) any change in the procedures by which new customers are qualified before accepting orders from such new customers or the methods of applying such procedures. Except as set forth on the Disclosure Schedule, since June 2, 2002, the Seller has conducted the Power General Business only in the ordinary course consistent with past practice and has not entered into any Material transaction, contract or arrangement with respect to the Power General Business, except in the ordinary course of business, consistent with past practice.

       4.6 Assets and Properties. The Seller has and at the Closing will convey to the Buyer good, valid and marketable title to all of the Acquired Assets, free and clear of all liens, pledges, mortgages, security interests, claims or encumbrances of any nature whatsoever, except liens for current taxes not yet due and payable. All of the Fixed Assets are in good operating condition and repair (subject only to ordinary wear and tear) and are usable in the ordinary course of the Power General Business consistent with their intended purpose. Except for the Excluded Operating Assets, the Acquired Assets represent all assets which are reasonably necessary to enable Buyer to continue to conduct in the ordinary course of business consistent with past practice the research and development, manufacturing, testing, and sales and marketing functions currently conducted by the Power General Business.

       4.7 Power General Products. Except as set forth on the Disclosure Schedule, all products produced, manufactured, distributed or sold by the Power General Business conform in all Material respects to all applicable laws, ordinances, regulations, and customer specifications in effect at the time of such production, manufacture, distribution or sale. To Seller's


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knowledge, there are no events, conditions, circumstances, activities, practices, incidents, actions, omissions, or plans which might reasonably be expected to give rise to any Material liability related to any products produced, manufactured or sold by the Power General Business.

       4.8 Acquired Contracts; Consents Required. True and complete copies of the Acquired Contracts have been delivered to Buyer and each Acquired Contract is a valid and binding obligation of each of the parties thereto and is in full force and effect. The Seller is not in default under any of the Acquired Contracts, and, to the knowledge of Seller, no third party is in default under any of the Acquired Contracts. The Acquired Contracts include all contracts, commitments and agreements reasonably necessary to enable Buyer to carry on the Power General Business as it has heretofore been conducted, except for those contracts, commitments and agreements used by Buyer to provide accounting, finance and administrative support to the Power General Business. Except as set forth on the Disclosure Schedule, the execution, delivery and performance of this Agreement or the consummation of the sale of the Acquired Assets to the Buyer does not require the consent of any natural person, corporation, partnership, proprietorship, association, trust or other legal entity (including without limitation, consents from parties to the Acquired Contracts).

       4.9 Changes in Suppliers and Customers. Without regard to the effect the transactions contemplated by this Agreement may have (as to which no representation is given), and except as set forth on the Disclosure Schedule, Seller has no knowledge of any facts which indicate that any of the customers of the Power General Business which individually purchased more than $50,000 from Seller in the last twelve months intends to cease being a customer of Seller (or knows of any reason why any of such customers would not continue as a customer with the Power General Business after the Closing Date), nor is Seller aware of any facts which indicate that any material supplier to Seller intends to cease doing business with Seller, (or knows of any reason any of such suppliers would not act as suppliers to the Power General Business after the Closing Date).

       4.10 Inventory. Except as set forth on the Disclosure Schedule, the Inventory consists of items of a quality and condition that are usable (and in the case of finished goods, saleable) in the ordinary course of business for the purposes for which intended net of any applicable reserves reflected in the Recent Pro Forma Balance Sheet. Since the date of the Recent Pro Forma Balance Sheet, all acquisitions and sales of Inventory have been made in the ordinary course of business consistent with past practice.

       4.11 Legal Proceedings; Compliance with Law. Except as set forth on the Disclosure Schedule, there are no disputes, claims, actions, suits or proceedings, arbitrations or investigations pending or, to the knowledge of Seller, threatened against the Seller with respect to the Power General Business. Seller has no knowledge of any facts or circumstances that could reasonably be expected to form the basis of any Material claim, liability or litigation against the Seller with respect to the Power General Business or the Acquired Assets. Excluding for purposes of this representation, compliance with product laws, employment laws and Environmental Laws, which compliance is addressed by the representations set forth in Sections 4.07, 4.13 and 4.15, respectively, the conduct of the Power General Business by the Seller, and its use of the Acquired Assets, are in Material compliance with all applicable federal, state, local or other governmental laws, ordinances, codes, rules and regulations. The Seller owns or has the


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


right to use in the operation of the Power General Business all Material franchises, licenses, permits, consents, approvals, rights, waivers and other authorizations, governmental or otherwise, which are necessary for it to conduct the Power General Business as now conducted; the Seller is not in default, nor has it received any notice of any claim or default, thereunder or any notice of any other claim or proceeding or threatened proceeding relating thereto; and neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated hereby will require any notice or consent thereunder or have any material adverse effect thereon.

       4.12 Intellectual Property. Seller has not received notice or claim that its respective title to or use of the Intellectual Property is impaired, encumbered or invalid or is unenforceable by it, except as set forth on the Disclosure Schedule. Seller's use of any item of the Intellectual Property does not, to the knowledge of Seller, infringe upon any intellectual property owned by any other entity or person, and there is no claim or action pending or threatened with respect thereto. Except as set forth on the Disclosure Schedule, to the knowledge of Seller, there has been no infringement or improper use of any item of the Intellectual Property by any third party and there is no legal action instituted by Seller in which an act allegedly constituting an infringement of any of the rights to any item of the Intellectual Property was alleged to have been committed by a third party.

       4.13 Labor and Employment Matters.

              (a) No employees of the Power General Business are represented by a labor union and the Seller is not a party to and does not have any obligation under any collective bargaining agreement related to any of the employees of the Power General Business.

              (b) There are no pending or, to Seller's knowledge, threatened representation campaigns, elections or questions concerning union representation involving any employees of the Power General Business.

              (c) The Seller has no knowledge of any efforts of any labor union to organize any employees of the Power General Business nor of any demands for recognition or collective bargaining, nor of any labor disputes, strikes or work stoppages of any kind, or threats thereof, by or with respect to any employees of the Power General Business and, to the knowledge of Seller, except as set forth in the Disclosure Schedule, no such activities occurred during the twenty-four (24) month period preceding the date hereof.

              (d) Seller has complied in all Material respects with all applicable laws relating to the employment of labor, including provisions relating to wages, hours, equal opportunity, collective bargaining, age and sex discrimination and the withholding and payment of social security and other taxes related to the Power General Business employees. There are no disputes, claims, actions, suits or proceedings, arbitrations or investigations pending or, to the knowledge of Seller, threatened by, against or affecting any of the Power General Business employees related to their employment by the Seller.

              (e) Seller has not violated in any Material respect, to its knowledge has no liability under, and has not received a notice or charge asserting any violation of or liability under, the federal Occupational Safety and Health Act of 1970 or any other federal, state, local or foreign acts (including rules and regulations thereunder) regulating or otherwise affecting the employee health and safety of any of the Power General Business employees.

              (f) Except as set forth on the Disclosure Schedule, there are no workers' compensation claims pending or, to the knowledge of Seller, threatened concerning any of the Power General Business employees.

              (g) Except as set forth on the Disclosure Schedule, the Seller is not a party to any agreements, arrangements or understandings which would restrict the ability of the Seller to terminate the employment of any of the Retained Employees or the Transition Employees at any time, for any lawful reason or at will, without penalty or other Liabilities or Obligations.

              (h) The qualifications of each Power General Business employee for employment under applicable immigration laws have been reviewed by Seller and a properly completed Form I-9 is on file with respect to each employee. Seller has complied with the U.S. Immigration and Nationality Act, as amended from time to time, and the rules and regulations promulgated thereunder, and to the knowledge of the Seller, there is no basis for any claim that Seller is not in compliance with the terms thereof with respect to any employee of the Power General Business.

       4.14 Employee Information; Benefit Plans. The name of each employee of the Power General Business and other information, to the extent provided, relating to Retained Employee Employees and Transition Employees are correctly set forth, respectively, on Schedules 1.25 and 1.27. Set forth on the Disclosure
Schedule is an accurate list or description of all employee benefit plans maintained by the Seller for the employees of the Power General Business (the "Power General Employee Benefit Plans"). Except as disclosed on the Disclosure Schedule, no Power General Employee Benefit Plan is subject to the Employment Retirement Income Security Act of 1974, as amended ("ERISA") and no pension plan is or since 1977 has been sponsored or maintained by the Seller for the benefit of the Power General Business employees. The Seller has no liability, actual or contingent, with respect to any plan that is: (a) a defined benefit pension plan subject to Title IV of ERISA, (b) a multi-employer pension plan, as that term is defined in section 4001(a)(3) and 3(37) of ERISA, (c) a plan providing health or medical benefits to retired employees of the Seller or (d) a welfare benefit fund under Section 419 of the Internal Revenue Code.

       4.15 Environmental Matters.

              (a) For purpose of this Section 4.15, the following definitions apply:

       "Environmental Laws" as used herein means all applicable local, state, federal and international laws, regulations, orders, permits, ordinances or other requirements concerning or related to the protection of human health, safety, and the environment, all as may be amended from time to time.

       "Hazardous Substances" as used herein means any hazardous or toxic substance, materials, chemical, pollutant, contaminant or waste as those terms are defined under any applicable Environmental Laws, including, without limitation, the Comprehensive

Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq. ("CERCLA"), and the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq. ("RCRA"), and any solid wastes, polychlorinated biphenyls, urea formaldehyde, asbestos, radioactive materials, radon, explosives, petroleum products and derivatives or constituents of the above.

       "Environmental Claim" shall mean any investigation, notice, violation, demand allegation, action, suit injunction, judgments, order, consent, decree, penalty, claims, cost recovery, actions, environmental or other liens, lawsuits or proceedings (including any regulatory or governmental actions) arising (a) pursuant to, or in connection with, an actual or alleged violation of any Environmental Law, (b) in connection with any Hazardous Substance, (c) from any abatement, removal, corrective action, or other response action in connection with a Hazardous Substance, Environmental Law or requirement of any governmental authority, of (d) from any actual or alleged damage, injury, threat or harm to health, safety, property, natural resources or the environment.

              (b) Except as set forth on the Disclosure Schedule, Seller represents and warrants as follows:

                     (i) At all times during their ownership or operation by
              Seller, the Power General Business, all real property used in the Power General Business, and the Acquired Assets have been operated in Material compliance with all Environmental Laws, including, but not limited, Environmental Laws related to the use, transport, storage or disposal (either off-site or on-site) of Hazardous Substances.

                     (ii) Seller has obtained all Material permits, licenses,
              certificates of compliance, approvals and other authorizations (collectively "Permits") required under Environmental Laws necessary for operation of the Power General Business, and use of all real property used in the Power General Business, and Seller has filed all reports and notifications required to be filed under and pursuant to all Environmental Laws.

                     (iii) Seller has disclosed and delivered to Buyer copies of all Permits, all environmental reports or other investigations which Seller has obtained or ordered with respect to the Power General Business.

                     (iv) Seller has not, and has no knowledge of any other
              person who has, caused any release, threatened release or disposal of any Hazardous Substance at any real property used in the Power General Business in such form or quantities and so situated as to create any liability or obligation under any Environmental Law.

                     (v) To Seller's knowledge, the real property used in the
              Power General Business is not affected by any release, threatened release or disposal of any Hazardous Substance originating or migrating from any other property.

                     (vi) To the knowledge of Seller, the real property used in the Power General Business does not contain any asbestos, landfills or dumps, or Hazardous

              Substances regulated under Environmental Laws. To the knowledge of Seller, no real property used in the Power General Business is listed or proposed for listing on the National Priorities List
              (NPL) promulgated under Federal Environmental Laws or any similar state-listed superfund sites.

                     (vii) Seller has not owned or operated any above ground or underground storage tanks in connection with the Power General Business, the real property used in the Power General Business or the Acquired Assets.

                     (viii) Seller has not generated, placed, handled, treated, stored, transported or disposed of, released, spilled, emitted or discharged any Hazardous Substance from, upon, within, below, into or on the real property used in the Power General Business or the Acquired Assets so as to create liability under any Environmental Law.

                     (ix) Seller is not subject to, has no notice or knowledge
              of and is not required to give notice of any Environmental Claim involving the Power General Business, the real property used in the Power General Business or the Acquired Assets. To Seller's knowledge, there are no conditions or occurrences at the real property used in the Power General Business caused by Seller or any third party which could form the basis for any Environmental Claim against Seller of the real property used in the Power General Business or the Acquired Assets.

       4.16 The Plans applicable to products currently offered for sale by the Power General Business are of such quality that competent personnel by use of such Plans can manufacture and assemble such products to meet the specifications and requirements applicable thereto.

       4.17 Consents and Approvals of Governmental Authorities. No consent, approval or authorization of, or declaration, filing or registration with, any federal or state governmental body is required to be made or obtained by the Seller prior to and in connection with the consummation of the sale of the Acquired Assets to the Buyer.

       4.18 Transactions with Affiliates. Except as set forth on the Disclosure Schedule, neither the Seller, nor any affiliate of the Seller, nor any director or officer of the Seller or any member of his or her immediate family (collectively "Seller Affiliates"), owns or has a controlling ownership interest in any corporation or other entity that is a party to any Acquired Contract or Material business arrangement or relationship with respect to the Power General Business. Except as set forth on the Disclosure Schedule, all transactions between the Power General Business and Seller or a Seller Affiliate have been on substantially the same terms and conditions as similar transactions between non-affiliated parties and are properly recorded on the books and records of the Seller.

       4.19 Books of Account. The books, records and accounts of the Seller accurately reflect in reasonable detail the transactions and the assets and liabilities of the Power General Business. The Seller has not engaged in any transaction, maintained any bank account or used any funds except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the business.

       4.20 Disclosure. No representation or warranty hereunder or information contained in any schedule or any certificate, statement or other document delivered by the Seller in connection herewith contains any untrue statement of fact or omits to state a fact necessary in order to make the statements contained therein or herein not misleading.

       4.21 Investment Representation. Seller is acquiring the Preferred Stock for its own account and not with a present view to the public resale or distribution of all or any part thereof, except pursuant to sales that are exempt from the registration requirements of the Securities Act and/or sales registered under the Securities Act; provided, however that in making such representation, Seller does not agree to hold the Preferred Stock for any minimum or specific term and reserves the right to sell, transfer or otherwise dispose of the Preferred Stock and the shares of Common Stocks issuable upon conversion of the Preferred Stock at any time in accordance with the provisions of the Registration Rights Agreement and with Federal and state securities laws applicable to such sale, transfer or disposition.


                                   ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

         Buyer hereby represents and warrants to, and agrees with, Seller as follows:

       5.1 Organization, Good Standing and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. Buyer has full corporate power and authority to conduct its business as now conducted and to own and operate the assets and properties now owned and operated by it; and is duly qualified to do business and is in good standing in each jurisdiction wherein the conduct of its business or the ownership of its assets and properties requires such qualification and the failure to be so qualified would have, or could be reasonably expected to have, a material adverse effect on the business, operations, condition (financial or otherwise), results of operations, business relationships, assets, liabilities or prospects of its business as a whole.

       5.2 Authority. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought. Neither the execution and delivery of this Agreement nor the consummation and performance of the transactions contemplated hereby (i) will conflict with or violate any federal, state, local or other governmental law or regulation, (ii) conflict with or violate any provision of the Articles of Incorporation or Bylaws of Buyer or any agreement to which Buyer is a party or by which it is bound or (iii) require the consent, approval, order or authorization of, or the registration, declaration or filing with, any governmental entity or other person, other than filing of the Registration Statement with the Commission and related filings under the state "blue sky" laws.

       5.3 Notices, Consents and Approvals. Buyer does not need to give notice to, make any filing with, or obtain any authorization, consent or approval of any governmental authority or other person or entity in order for the parties hereto to consummate the transactions contemplated hereby.

       5.4 Claims and Proceedings. There is no legal action, suit, arbitration, or governmental proceeding or investigation pending or, to the knowledge of Buyer, threatened against or affecting Buyer that could adversely affect or prevent the consummation of the transactions contemplated hereby, or which might result, either in any case or in the aggregate, in any Material adverse change in the business, operations, affairs or condition of Buyer or its properties or assets. Buyer has no knowledge of any facts or circumstances that could reasonably be expected to form the basis of any Material claim, liability or litigation against Buyer. Buyer is in Material compliance with all applicable federal, state, local or other governmental laws, ordinances, codes, rules and regulations in connection with the conduct of its business. Buyer owns or possesses all Material franchises, licenses, permits, consents, approvals, rights, waivers and other authorizations, governmental or otherwise, which are necessary for it to conduct its business as now conducted; Buyer is not in default, nor has it received any notice of any claim or default, thereunder or any notice of any other claim or proceeding or threatened proceeding relating thereto.

       5.5 Disclosure. The representations and warranties hereunder or information contained in any schedule or any certificate, statement or other document delivered by the Buyer in connection herewith, taken as a whole, do not contain any untrue statements of fact or omit to state a fact necessary in order to make the statements contained therein or herein not misleading.

       5.6 Disclosure Documents; Financial Statements; Other Information. Buyer has filed with the Commission: (i) Buyer's Annual Report on Form 10-K for the year ended June 3, 2001, (ii) Quarterly Reports on Form 10-Q for the quarters ended September 2, 2001, December 2, 2001, and March 3, 2002, (iii) all Current Reports on Form 8-K, and any other reports, required to be filed with the Commission between June 3, 2001 and the date hereof and (iv) Buyer's definitive Proxy Statement for its 2001 Annual Meeting of Stockholders (collectively, the "Disclosure Documents"). Buyer is not aware of any event occurring on or prior to the Closing (other than the transactions effected hereby) that would require the filing of, or with respect to which Buyer intends to file, a Form 8-K after the Closing. Each Disclosure Document, as of the date of the filing thereof with the Commission, conformed in all Material respects to the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder and, as of the date of such filing, such Disclosure Documents did not contain an untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All Material agreements required to be filed as exhibits to the Disclosure Documents have been filed as required. As of their respective dates, the financial statements of Buyer included in the Disclosure Documents complied as to form in all Material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied at the times and during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all Material respects the financial position of Buyer as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year end adjustments).

       5.7 Valid Issuance. The shares of Preferred Stock to be issued to Seller pursuant to this Agreement are duly authorized and, when issued, sold and delivered in accordance with the terms hereof, (i) will be duly and validly issued, fully paid and nonassessable, free and clear of any taxes, liens, claims, preemptive or similar rights or encumbrances imposed by or through Buyer (collectively, "Encumbrances"), (ii) based in part upon the representations of Seller in this Agreement, will be issued, sold and delivered in compliance with all applicable Federal and state securities laws and (iii) will be entitled to all of the rights, preferences and privileges set forth in the Certificate of Designation. The shares of Common Stock issuable upon conversion of the Preferred Stock are duly authorized and reserved for issuance and, when issued upon conversion of the Preferred Stock in accordance with the terms of the Certificate of Designation, will be duly and validly issued, fully paid and nonassessable, free and clear of any Encumbrances.

       5.8 Listing on Nasdaq. The Common Stock is authorized for quotation on the Nasdaq National Market, and trading in the Common Stock on the Nasdaq National Market has not been suspended. Buyer is, to its knowledge, in full compliance with the listing criteria of the Nasdaq National Market, and does not reasonably anticipate that the Common Stock will lose its listing on the Nasdaq National Market, and is not aware of any inquiry by or received any notice from the Nasdaq regarding any failure or alleged failure by Buyer to comply with such criteria.

       5.9 Capitalization. The authorized capital stock of Buyer consists of 10,000,000 shares of Common Stock, of which 4,573,110 shares were issued and outstanding on the date hereof, and 1,000,000 shares of Preferred Stock, of which 50,000 shares were designated as Series A Junior Participating Preferred Stock, and none of which were issued and outstanding on the date hereof.

       5.10 Liabilities. Since March 3, 2002, Buyer has not incurred any Material liabilities or obligations, direct or contingent, other than in the ordinary course of business, and there has not been any Material adverse change in the condition (financial or other) or results of operations of Buyer taken as a whole.

       5.11 No Other Representations and Warranties of Seller; No Knowledge of Misrepresentations.

              (a) With respect to the Acquired Assets, the Power General Business, or any other rights or obligations to be transferred hereunder or pursuant hereto, Buyer has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Seller or any of its agents, employees, attorneys or other representatives or by any person representing or purporting to represent Seller that are not expressly set forth in this Agreement (including the schedules and exhibits hereto), whether or not any such representations, warranties or statements were made in writing or orally. It is hereby agreed by Buyer that, except as otherwise expressly provided herein and therein, Seller does not make any other representations or warranties with respect the Acquired Assets or the Power General Business.

              (b) Buyer acknowledges that it has made its own assessment of the future of the Power General Business and is sufficiently experienced to make an informed judgment with respect thereto. Buyer further acknowledges that Seller has not made any warranty, express or implied, as to the future of the Power General Business or its profitability for Buyer or with respect to any forecasts, projections or business plans prepared by Seller and delivered to Buyer in connection with the sale of the Power General Business by the Seller and the negotiation and the execution of this Agreement.


                                   ARTICLE VI

                                    COVENANTS

       6.1 Covenants of Seller Relating to Conduct of Business. During the period from the date of this Agreement and continuing until the Closing, Seller agrees that it shall (i) regularly consult with Buyer and its authorized representatives with respect to the conduct of the Power General Business and
(ii) disclose to Buyer all Material changes in the business, financial condition, operations or results of operation of the Power General Business.

       6.2 Access to Information. Seller shall afford to Buyer and Buyer's accountants, legal counsel, environmental consultants and other representatives reasonable access during normal business hours during the period prior to the Closing to all Power General Business properties, books, contracts, commitments, tax returns and records and, during such period shall furnish promptly to Buyer any information concerning Seller's business, properties and personnel related exclusively to the Power General Business as Buyer may reasonably request.

       6.3 Legal Conditions to Closing. Each of Buyer and Seller will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the Closing and will promptly cooperate with and furnish information to each other in connection with any such legal requirements. Each of Buyer and Seller will take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any person, required to be obtained or made by it in connection with any of the transactions contemplated by this Agreement.

       6.4 Seller's Books and Records.

              (a) Except as provided in this Section, the Acquired Assets shall include originals or copies of all of Seller's Books and Records related to the Power General Business as are reasonably designated by Buyer; provided, however, Seller shall retain ownership of all Books and Records, or copies or extracts thereof, that relate to periods before the Closing Date except for such Books and Records primarily related to the Power General Business as are reasonably requested by Buyer, and all Books and Records that pertain to Seller's corporate organization, regardless of date. Seller shall be permitted to retain copies, electronic or otherwise, of all Books and Records transferred as part of the Acquired Assets.

              (b) Each of the parties hereto agrees to maintain all Books and Records in its possession relating to Seller or the Power General Business or the Acquired Assets for the period respectively required by applicable laws.

              (c) If, in order properly to prepare its tax returns, other documents or reports required to be filed with any federal or state governmental entities or its financial statements, it is necessary that any party hereto be furnished with additional information relating exclusively to the Acquired Assets or any other party and such information is in such other party's possession, the party in possession of that information will use all reasonable efforts to furnish such information to the requesting party.

       6.5 Additional Agreements. Seller will use all reasonable efforts to facilitate and effect the implementation of the transfer of the Acquired Assets to Buyer and, for such purpose but without limitation, Seller promptly will at and after the Closing Date execute and deliver to Buyer such assignments, deeds, bills of sale, consents and other instruments necessary to effect the transfer of the Acquired Assets to Buyer as contemplated hereby, as Buyer or its counsel may reasonably request as necessary or desirable for such purpose, including without limitation assignments of Intellectual Property set forth on Schedule 1.11.

       6.6 Employment Matters.

              (a) Transition Employees. Immediately following the Closing, Transition Employees will continue to be employees of Seller upon the same terms and conditions applicable to each such employee immediately prior to the Closing and the services of such employees will be leased to Buyer pursuant to the Transition Services Agreement for all or a portion of the Transition Period.

              (b) Retained Employees. Retained Employees will be terminated by Seller at Closing and, concurrently, Buyer shall offer employment to the Retained Employees, which offer, as to each employee, shall provide for base compensation no less than the base compensation currently paid to each such employee and otherwise on such terms and conditions as Buyer in its sole discretion determines. The Retained Employees shall receive credit following the Transition Period for services recognized by Seller for all purposes, including, without limitation, participation in employee benefit programs of Buyer or any other term or condition of employment which varies with seniority, and shall carry over all accrued but unused vacation and sick time. Seller shall continue to cover the Retained Employees under its existing health and dental insurance plans through July 31, 2002, and Buyer shall pay Seller at the COBRA rates for the period from July 16, 2002 through July 31, 2002 for maintaining such coverage. In the event that any claims are made by the Retained Employees under such insurance plans for the period from the Closing Date through July 31, 2002, Seller shall be responsible for the first $25,000 aggregate amount of claims, Buyer shall be responsible for the next $50,000 aggregate amount of claims, and Seller shall be responsible for the aggregate amount of claims in excess of $75,000.

       6.7 Warranty and Customer Support.

              (a) Following the Closing, Buyer will fulfill Seller's warranty obligations with respect to Power General products sold before the Closing; provided that Seller reimburse Buyer at Buyer's cost for fulfilling such warranty obligations. In addition, Buyer shall provide customer support to customers of the Power General Business consistent with the standard level of customer support Buyer provides to its existing customers, including performing repairs and upgrades on Power General products at customer expense in a manner reasonably similar to Seller's current practice.

              (b) Following the Closing, Buyer will cooperate with and provide reasonable assistance to Seller in connection with the resolution of certain outstanding issues between Seller and PowerWave and Foresight Electronics, respectively, which issues have previously been disclosed to Buyer. In connection with the resolution of the PowerWave matter, if PowerWave determines to accept delivery of certain products currently in dispute with Seller, Buyer agrees to complete the manufacturing and shipping of such products on behalf of Seller, provided that Seller shall reimburse Buyer for Buyer's cost in completing such work. In connection with the resolution of the Foresight Electronics matter, Buyer agrees to accept the return of certain inventory from Foresight Electronics, attempt to resell such inventory in the ordinary course of business, and remit the proceeds of any such resale to Seller. Buyer agrees to similarly cooperate with and provide reasonable assistance to Seller in resolving any other issues with customers of Seller relating to the Power General Business following the Closing.

       6.8 Payments to Vendors. Following the Closing, Seller shall promptly pay in the ordinary course of business consistent with its past practice accounts payable with respect to vendors to the Power General Business relating to goods and services received by Seller prior to the Closing Date.

       6.9 WARN Act. Buyer will fulfill all requirements, if any, under the WARN Act, 29 U.S.C. ss. 2101, et seq. (the "WARN Act") with respect to the Retained Employees and shall be responsible for any cost or expense (including any cost or expense incurred by Seller) related to its failure to fulfill such requirements. Seller will fulfill all requirements, if any, under the WARN Act with respect to the Transition Employees and shall be responsible for any cost or expense (including any cost or expense incurred by Buyer) related to its failure to fulfill such requirements; provided, however, that notwithstanding the foregoing, in the event that, at Buyer's direction, Seller separates the employment of the Transition Employees beyond the time period specified in the Transition Services Agreement, and such action results in the Seller incurring obligations under the WARN Act, then Buyer shall indemnify Seller for all costs incurred by Seller related to Seller's WARN Act obligations in accordance with
Article IX hereof.

       6.10 No Solicitation.

              (a) Seller will not, nor shall Seller authorize or permit any of its officers, directors, employees or investment bankers, attorneys or other agents retained by or acting on behalf of Seller to, directly or indirectly (i) initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal that constitutes or could result in an Acquisition Proposal (as hereinafter defined), (ii) except as permitted below, engage, participate in discussions or negotiations with, or continue negotiations or discussions with, or furnish any information or data to, or take any other action to, facilitate any inquiries or making any proposal by, any third party relating to an Acquisition Proposal, or
(iii) except as permitted by and pursuant to the terms and conditions in this Agreement, enter into any agreement with respect to any Acquisition Proposal or approve an Acquisition Proposal. Notwithstanding anything to the contrary contained in this Section 6.10 or in any other provision of this Agreement, prior to Closing Seller may participate in discussions or negotiations with and furnish information to any third party making an unsolicited Acquisition Proposal (a "Potential Acquiror") or approve an unsolicited Acquisition Proposal if both (A) Seller's Board of Directors duly determines in good faith, that a Potential Acquiror has submitted to Seller an Acquisition Proposal that is a Superior Proposal (as hereinafter defined), and (B) Seller's Board of Directors determines in good faith, after receiving advice from outside legal counsel experienced in such matters (including Seller's counsel named in Section 11.11), that the failure to participate in such discussions or negotiations or to furnish such information is reasonably likely to violate the Board's fiduciary duties under applicable law.

              (b) In the event that Seller shall receive any Acquisition Proposal, it shall promptly (and in no event later than 24 hours after receipt thereof) furnish to Buyer the identity of the Potential Acquiror and the terms of such Acquisition Proposal. Seller will keep the Buyer fully informed (and respond to Buyer's inquiries) regarding the status of negotiations concerning any Acquisition Proposal. Copies of any information supplied to the Potential Acquiror not previously supplied to Buyer shall be simultaneously supplied to Buyer.

              (c) Nothing contained in this Section 6.10 shall prohibit Seller's Board of Directors from accepting an Acquisition Proposal by a Potential Acquiror; provided, that, if the Seller's Board determines to accept an Acquisition Proposal, Buyer's right to terminate this Agreement (assuming no other breach by Buyer) pursuant to paragraph (e) of Section 10.1 shall immediately arise, with the consequences set forth in subparagraph (f) of this
Section 6.10.

              (d) For the purposes of this Agreement, the term "Acquisition Proposal" shall mean any unsolicited, bona fide proposal made by any person or entity other than Buyer to, directly or indirectly, purchase or otherwise acquire beneficial ownership of all or a material portion of the assets of the Power General Business.

              (e) For the purposes of this Agreement, the term "Superior Proposal" means any Acquisition Proposal which has financial terms that Seller's the Board of Directors determines, in good faith, to be more favorable to Seller than this Agreement. The parties agree that for purposes of the preceding sentence (but for no other purpose), an offer which is conditioned on completion of due diligence shall be deemed to constitute a "Superior Proposal" if such offer otherwise meets the definition of "Superior Proposal."

              (f) Notwithstanding any other provision in this Agreement to the contrary, if this Agreement is terminated pursuant to Section 10.1(e), then Seller shall pay to Buyer $100,000 (the "Termination Fee") in cash or by wire transfer of immediately available funds to an account designated in writing by Buyer, such payment to be made promptly, but in no event later than the second
(2nd) business day following such termination. Buyer acknowledges that, except for liability that Seller might have to Buyer arising from a breach of this Agreement due to the fraudulent or willful misconduct of Seller, the Termination Fee, once paid as contemplated by this Section 6.10(f), shall be the sole remedy of Buyer in the circumstances described in this Section 6.10. Seller shall also be obligated to pay the Termination Fee pursuant to the provisions in the last clause of Section 10.1(d). Seller acknowledges that the agreements contained in this Section 6.10(f) and Section 10.1(d) and Section 10.1(e) are an integral part of the transactions contemplated by this Agreement, and that, without such agreements, Buyer would not enter into this Agreement. Accordingly if Seller fails promptly to pay the amounts due pursuant to this Section 6.10(g) or the last clause of
Section 10.1(d), (i) Seller shall pay interest on such amounts at the prime rate announced by U.S. Bank National Association, Minneapolis office, in effect on the date the Termination Fee was required to be made, plus two percent (2%), and
(ii) if in order to obtain such payment Buyer commences a suit or takes other action which results in a judgment or other binding determination against Seller for the Termination Fee, Seller shall also pay to Buyer, its costs and expenses (including reasonable attorneys' fees) in connection with such suit, together with interest payable under the preceding clause (i).

       6.11 Acquired Contracts. From and after the Closing Date, Buyer shall perform its obligations under the Acquired Contracts in a manner which will not adversely affect Seller's ability to collect its Accounts Receivable applicable to such Acquired Contracts.

       6.12 Reservation of Common Stock. Buyer shall at all times have authorized and reserved for issuance, free from any preemptive rights, solely for the purpose of effecting conversions of the shares of Preferred Stock to be issued to Buyer hereunder, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of such Preferred Stock (the "Reserved Amount"). As of the Closing Date, the Reserved Amount shall be 488,000 shares (subject to equitable adjustment for each of the events specified in the Certificate of Designation) of Common Stock.

       6.13 Quotation on Nasdaq. Buyer shall (i) promptly following the Closing, take such action as may be necessary to include all of the shares of Common Stock that constitute the Reserved Amount on the Nasdaq National Market, and
(ii) use its best efforts to maintain the designation and quotation, or listing, of the Common Stock on the Nasdaq National Market or a national securities exchange for a minimum of six (6) years following the Closing.

       6.14 Form 8-K Current Report. Buyer will file a Current Report on Form 8-K with the Commission following the Closing, within the time period required by such Form, to report the transaction provided for under this Agreement. Seller will cooperate with Buyer in preparing such financial statements for the Power General Business as may be required to be filed by Seller as part of its Current Report on Form 8-K to be filed with the Commission following the Closing, and further agrees to retain its accountants, PricewaterhouseCoopers ("PWC"), to conduct such audit of the financial statements as may be required by the Form 8-K or the Commission. Buyer and Seller shall equally share the costs of PWC for such audit, up to $100,000, and Buyer shall be responsible for all such costs of PWC in excess of $100,000.

                                  ARTICLE VII

                              CONDITIONS PRECEDENT

       7.1 Conditions to Each Party's Obligation. The obligations of Buyer to purchase the Acquired Assets and the obligation of Seller to sell the Acquired Assets to Buyer shall be subject to the satisfaction prior to the Closing Date of the following conditions:

              (a) Consents and Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental entity necessary for the transfer of title to the Acquired Assets shall have been obtained or filed or shall have occurred.

              (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other legal restraint or prohibition preventing the transfer of title to the Acquired Assets shall be in effect.

       7.2 Conditions to Obligations of Buyer. The obligation of Buyer to purchase the Acquired Assets is subject to the satisfaction on and as of the Closing Date of each of the following conditions:

              (a) Representations and Warranties. The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement.

              (b) Performance of Obligations of Seller. Seller shall have performed all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

              (c) Required Consents. Seller shall have delivered to Buyer written consents in form and substance reasonably satisfactory to Buyer from those persons or entities listed on Schedule 7.2(c) attached hereto whose consent is required to validly assign the Acquired Contracts respectively designated on Schedule 7.2(c).

              (d) Employee Retention. Buyer shall have entered into an agreement in a form satisfactory to Buyer or received reasonable assurance, in its sole discretion, that Gordon L. Monks will continue in his current position with the Power General Business as an employee of the Buyer following Closing for a period of time reasonably satisfactory to Buyer.

              (e) Licenses, Etc. Buyer shall have obtained any required governmental licenses, authorizations, certificates and permits required by applicable governmental authorities to permit Buyer to acquire the Acquired Assets, to establish and operate the Power General Business in the manner in which it was operated immediately prior to the Closing and to use and occupy a portion of Seller's leased property pursuant to the Lease.

              (f) Releases. To the extent applicable, Buyer shall have received releases of all of the Acquired Assets from all holders of Seller's indebtedness for borrowed money and Seller shall have delivered to Buyer such additional documentation (including, without limitation, UCC termination statements) in connection therewith as Buyer shall reasonably request.

              (g) Due Diligence Review; Material Adverse Change. As a result of its further due diligence review prior to Closing (i) Buyer shall not have discovered that information previously provided to and reviewed by Buyer is, in any respect, false or misleading so as to cause the representations and warranties in Article IV of this Agreement to be incorrect in any material respect or discovered any information regarding the Power General Business which has the effect of causing the representations and warranties made by Seller pursuant to Article IV of this Agreement to be incorrect in any material respect, or (ii) there shall not have occurred any material adverse change in the Acquired Assets or the condition (financial or otherwise), operations, results of operations or prospects of the Power General Business.

              (h) Delivery of Documents. Seller shall have delivered, or caused to be delivered, to Buyer the documents detailed in Section 3.2(a).

       7.3 Conditions to Seller's Obligations. The obligations of Seller to sell the Acquired Assets is subject to the satisfaction on and as of the Closing Date of each of the following conditions:

              (a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement.

              (b) Performance of Obligations of Buyer. Buyer shall have performed all obligations required to be performed by it under this Agreement prior to the Closing Date.

              (c) Delivery of Documents. Buyer shall have delivered, or caused to be delivered, to Seller the documents detailed in Section 3.2(b).

              (d) Due Diligence Review; Material Adverse Change. As a result of its further due diligence review prior to Closing (i) Seller shall not have discovered that information previously provided to and reviewed by Seller is, in any respect, false or misleading so as to cause the representations and warranties in Article V of this Agreement to be incorrect in any material respect or discovered any information regarding the business of Buyer which has the effect of causing the representations and warranties made by Buyer pursuant to Article V of this Agreement to be incorrect in any material respect, or (ii) there shall not have occurred any material adverse change in the business or the condition (financial or otherwise), operations, results of operations or prospects of the Buyer.

              (e) Opinion of Buyer's Counsel. Seller shall have received an opinion dated the Closing Date of Lindquist & Vennum, LLP, counsel to Buyer, satisfactory to Seller, regarding the due authorization and issuance of (i) the Preferred Stock, and (ii) when issued upon conversion of the Preferred Stock, the Common Stock.

                                  ARTICLE VIII

                            NON-COMPETITION AGREEMENT

       8.1 Covenants of Seller. Seller shall not, for a period of two (2) years following the Closing Date, directly or indirectly, either individually or in partnership or in conjunction in any way with any other person or entity, whether as principal, agent, employee, officer, consultant, shareholder, guarantor, creditor or in any other manner whatsoever:

              (a) Competitive Business. Engage anywhere in the world, in the business of developing, manufacturing, marketing or selling products the same as or similar to products being manufactured by the Power General Business as of or prior to the Closing Date (the "Competitive Business");

              (b) Employees. Offer employment to or endeavor to entice away from the Power General Business or Buyer any Retained Employee, or interfere in any way with the employment relationship between any such employee and the Power General Business or Buyer, so long as such employee continues to be employed by the Buyer or Buyer's successors or assigns; or

              (c) 5% Ownership. Notwithstanding the foregoing, nothing in this Agreement shall prevent Seller from acquiring and holding, directly or indirectly (and including the holdings of any other person or entity not acting at arm's length with Seller) not more than five percent (5%) of the outstanding equity of any entity engaged in a Competitive Business if such equity is listed on a stock exchange, provided that no shareholder, officer or director of Seller is a member of the Board of Directors or an officer or employee of, or consultant to, or otherwise involved with, directly or indirectly, such entity.

       8.2 Independent Covenants. The covenants in Section 8.1 are intended to be, and shall be, construed as separate and independent covenants for each separate state within the United States of America, and for each foreign country other than the United States of America. To the extent that any such covenant shall be adjudicated to be unenforceable in any one or more states in the United States of America, or in any county or other municipal subdivision thereof, or in any foreign country, such adjudication shall not affect such covenant with respect to each other state, county, country, or governmental subdivision. To the extent that any such covenant shall be declared unenforceable beyond a time limitation adjudicated with respect to such covenant, then such covenant shall be limited to such time limitation, but shall be fully enforceable to the full extent of such time limitation.

       8.3 Covenant of Buyer. Buyer shall not, for a period of two (2) years following the Closing Date, directly or indirectly, offer employment to or endeavor to entice away from Seller any employee of Seller other than a Transition Employee, or interfere in any way with the employment relationship between any such employee and Seller, so long as such employee continues to be employed by Seller or Seller's successors or assigns.

       8.4 Remedies. The parties acknowledge and agree that a monetary remedy for breach of any of the covenants set forth in this Article VIII would be inadequate, and would be impracticable and difficult to prove, and they further agree that any such breach would cause the damaged party irrevocable harm. As a consequence, the parties hereby acknowledge, confirm and agree that, in the event of any such breach by a party of any covenants in this Article VIII, the damaged party shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages. The parties further confirm and agree that the damaged party shall be entitled to such relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, without the necessity of posting a bond or making undertaking in connection therewith, and each of the parties hereby waive any requirement for bond or undertaking. The parties acknowledge that in the absence of such waiver, a court might require a bond or undertaking in connection with an application for temporary or permanent injunctive relief. The failure by a damaged party to enforce or seek to enforce any of the covenants set forth in this Article VIII shall in no way affect or limit its right at a future date to enforce or seek to enforce such covenants.


                                   ARTICLE IX

                         INDEMNIFICATION AND SURVIVAL OF
                         REPRESENTATIONS AND WARRANTIES

       9.1 Indemnification by Seller. Seller hereby agrees to indemnify Buyer and its affiliates and their respective officers, directors, employees, stockholders, agents and representatives against, and agrees to hold them harmless from any loss, liability, claim, deficiency, damage or expense (including reasonable legal fees and expenses), as incurred (payable quarterly upon written request), for or on account of or arising from or in connection with or otherwise with respect to (i) any and all liabilities and obligations of Seller, contingent or otherwise, that are not Assumed Liabilities, including, without limitation, all liabilities and obligations of Seller and any of Seller's affiliates for any and all state or federal taxes payable by Seller; and (ii) any representation or warranty of Seller contained herein not being true and correct as of the date hereof or as of the Closing Date; or (iii) Seller's breach of any covenant contained in this Agreement or in any agreement related hereto.

       9.2 Indemnification by Buyer. Buyer hereby agrees to indemnify Seller and its officers, directors, employees, stockholders, agents and representatives against, and agrees to hold them harmless from, any loss, liability, claim, deficiency, damage or expense (including reasonable legal fees and expenses), as incurred (payable quarterly upon written request), for or on account of or arising from or in connection with or otherwise with respect to (i) any and all Assumed Liabilities, (ii) any representation or warranty of Buyer contained herein not being true and correct as of the date hereof or as of the Closing Date; or, (iii) Buyer's breach of any covenant contained in this Agreement or in any agreement related hereto.

       9.3 Indemnification Procedure.

              (a) In order for a party (the "indemnified party"), to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim made by any Person against the indemnified party (a "Third-Party Claim"), such indemnified party must notify the indemnifying party in writing of the Third-Party Claim within a reasonable time after receipt by such indemnified party of written notice of the Third-Party

Claim. Thereafter, the indemnified party shall deliver to the indemnifying party, within a reasonable time after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third-Party Claim.

              (b) If a Third-Party claim is made against an indemnified party, the indemnifying party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party; provided such counsel is not reasonably objected to by the indemnified party. Should the indemnifying party so elect to assume the defense of a Third-Party Claim, the indemnifying party will not be liable to the indemnified party for any legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party elects to assume the defense of a Third-Party Claim, the indemnified party will (i) cooperate in all reasonable respects with the indemnifying party in connection with such defense, (ii) not admit any liability with respect to, or settle, compromise or discharge, any Third-Party Claim without the indemnifying party's prior written consent and (iii) agree to any settlement, compromise or discharge of a Third-Party Claim which the indemnifying party may recommend and which by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third-Party Claim and which releases the indemnified party completely in connection with such Third-Party Claim. In the event the indemnifying party shall assume the defense of my Third-Party Claim, the indemnified party shall be entitled to participate in (but not control) such defense with its own counsel at its own expense. If the indemnifying party does not assume the defense of any such Third-Party Claim, the indemnified party may defend the same in such manner as it may deem appropriate, including but not limited to settling such claim or litigation after giving notice to the indemnifying party of such terms, and the indemnifying party will promptly reimburse the indemnified party upon written request for all cost, expense (including reasonable attorneys' fees), loss, liability or damage incurred and paid by the indemnified party in connection with such claim.

       9.4 Limitations on Indemnification. Notwithstanding the foregoing: (i) any claim for indemnification must be made on or prior to the August 31, 2003, and (ii) no party to this Agreement shall be entitled to indemnification pursuant to this Article IX until the aggregate amount for which indemnification is sought exceeds $75,000 and, then, only to the extent such indemnification exceeds such amount, and (iii) the aggregate obligations of either party under this Article IX shall not exceed $750,000; provided, however, that the limitations contained in the foregoing clauses (i), (ii) and (iii) shall not apply to (A) claims based upon the Purchase Price Adjustment under Section 2.4; or (B) claims for indemnification based on fraud or intentional misrepresentation; (C) product liability claims and warranty claims arising from or related to products sold by Seller and asserted against Buyer, but subject to Buyer's obligations under Section 6.7 above; (D) representations and warranties contained in Sections 4.1, 4.2, the first sentence of 4.6, 5.1, 5.2, 5.7, or 5.9 or Buyer's failure to pay amounts due Seller under the Lease, the MIS Services Agreement, the Transition Services Agreement or the Preferred Stock. Seller and Buyer each hereby acknowledge and agree that, except as set forth in the Registration Rights Agreement, this Article IX shall be each party's sole and exclusive remedy with respect to any loss, injury, damage or other liability under this Agreement or the transactions contemplated hereby.

       9.5 Indemnification Obligations. The indemnification obligations of the parties hereunder relate to indemnification for all losses, injuries, damages, deficiencies, liabilities, obligations, costs or expenses to the respective other party or parties hereto, regardless of whether such loss, injury, damage, deficiency, liability, obligation, cost or expense arises from a Third-Party Claim against such indemnitee or otherwise.

       9.6 Survival of Representation and Warranties. All representations and warranties made herein by Seller or Buyer shall survive the execution and delivery of this Agreement and shall remain in full force and effect until August 31, 2003, and shall be deemed to have been relied upon by the other party hereto, notwithstanding any investigation made by or on behalf of such party; provided, however, that the representations and warranties set forth in Sections 4.1, 4.2 and the first sentence of Section 4.6, Sections 5.1, 5.2, 5.7 and 5.9 hereof shall survive the Closing and shall remain in full force and effect to the extent permitted by law. All statements contained in any certificate, instrument or other writing delivered by or on behalf of Seller of Buyer pursuant hereto shall constitute representations and warranties of such party.


                                   ARTICLE X

                             TERMINATION AND WAIVER

       10.1 Termination. This Agreement may be terminated at any time prior to the Closing:

              (a) by mutual consent of Buyer and Seller;

              (b) by Buyer if any of the conditions set forth in Sections 7.1 and 7.2 shall not have been satisfied in any Material respect and shall not have been satisfied (or by its nature could not be satisfied) on or before July 31, 2002; or

              (c) by Seller if any of the conditions set forth in Sections 7.1 and 7.3 shall not have been satisfied in any Material respect and shall not have been satisfied (or by its nature could not be satisfied) on or before July 31, 2002.

              (d) by either Seller or Buyer, if the Closing shall not have been consummated on or before July 31, 2002, so long as such party has not breached its obligations hereunder so as to cause a delay or lack of performance; provided that if Seller shall terminate this Agreement pursuant to this paragraph 7.1(d) and within one year after such termination enter into an agreement with a person who submitted an Acquisition Proposal between the date hereof and the date of termination hereunder, Seller shall be obligated to pay to Buyer the Termination Fee and other amounts, if any, specified in Section 6.10(f) above.

              (e) by Seller or Buyer, if Seller enters into an agreement (including an agreement in principle) to effect a Superior Proposal or Buyer receives written notice of Seller's determination to do so; provided, however, that Seller may not terminate this Agreement pursuant to this Section 10.1(e) unless (i) Seller has delivered to Buyer a written notice of Seller's intent to enter into such an agreement to effect such Acquisition Proposal, (ii) five (5) business days have elapsed following delivery to Buyer of such written notice by Seller and (iii) during such five (5) business day period, Seller has fully cooperated with Buyer, including without limitation, informing Buyer of the terms and conditions of the Acquisition Proposal, to allow Buyer within such five-business-day period to propose amendments to the terms of this Agreement to be at least as favorable as the Acquisition Proposal; provided, further, that Seller may not terminate this Agreement pursuant to this
Section 10.1(e) unless, at the end of such five-business-day period, the Board of Directors of Seller continues reasonably to believe that the Acquisition Proposal constitutes a Superior Proposal, and Seller pays to Buyer the amount specified under and in accordance with Section 6.10(f) above.

       10.2 Extension; Waiver. At any time prior to the Closing, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in my document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.


                                   ARTICLE XI

                               GENERAL PROVISIONS

       11.1 Notices. All notices under this Agreement must be in writing, and may be delivered by hand or sent by facsimile transmission, telex, or certified mail, return receipt requested. Notices sent by mail will be deemed received on the date of receipt indicated by the returned verification provided by the U.S. Postal Service. Notices sent by facsimile transmission or telex will be deemed received the day on which sent, and will be conclusively presumed to have been received in the event that the sender's copy of the facsimile transmission or telex contains the "answer back" of the other party's facsimile transmission or telex. Notices must be given, or sent to the parties at the following addresses:

              (a) If to Buyer, to:  Ault Incorporated
                                    7105 Northland Terrance
                                    Minneapolis, Minnesota 55428-1028
                                    Attn:  Frederick M. Green
                                    Phone:  763-592-1910
                                    Facsimile:  763-592-1911
                                    E-mail:  fmg@aultinc.com

                  with a copy to:   Lindquist & Vennum P.L.L.P.
                                    4200 IDS Center
                                    Minneapolis, Minnesota 55402
                                    Attn: Richard Primuth
                                    Phone:  612-371-3260
                                    Facsimile:  612-371-3207
                                    E-mail:  rprimuth@lindquist.com

              (b) If to Seller, to: Nidec America Corporation
                                    318 Industrial Lane
                                    Torrington, CT 06790
                                    Attn:  Thomas A. Keenan

                                    Phone:  860-496-4505
                                    Facsimile:  860-482-9126
                                    E-mail:  Tom.Kennan@Nidec.com

                  with a copy to:   Day, Berry & Howard LLP
                                    260 Franklin Street
                                    Boston, MA 02110-3179
                                    Attn:  Jeffrey A. Clopeck
                                    Phone:  617-345-4612
                                    Facsimile  617-345-4745
                                    E-mail:  jaclopeck@dbh.com

Any party may designate any other address for notices given it under this Agreement by written notice to the other parties given at least ten (10) days prior to the effective date of that change.

       11.2 Interpretation. When a reference is made in this Agreement to a Section, Schedule or Exhibit, such reference shall be to a Section, Schedule or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". All accounting terms not defined in this Agreement shall have the meanings determined by GAAP.

       11.3 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

       11.4 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

       11.5 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Minnesota without regard to the rules or principles of any jurisdiction with respect to conflict of laws.

       11.6 Remedies Cumulative. Except as otherwise provided herein, the rights and remedies provided herein shall be cumulative and the assertion by a party of a right or remedy hereunder shall not preclude the assertion by such party of any other rights or remedies against another party provided herein.

       11.7 Arbitration. Any controversy, dispute or claim arising out of or relating to this Agreement or any other agreement delivered pursuant hereto, any breach or alleged breach hereof, the making of this Agreement or fraud in the inducement, the transactions contemplated hereby, any modification or extension of this Agreement or affecting this Agreement in any way shall be resolved by arbitration in Minneapolis, Minnesota, in accordance with the then current rules of the American Arbitration Association, by three independent and impartial arbitrators, one of whom shall be appointed by Seller, one of whom shall be appointed by Buyer, and one of whom shall be appointed by the other two arbitrators; provided however that if the parties shall agree at the time any dispute hereunder arises, only one arbitrator shall be appointed. In the event that the dispute concerns any matter involving accounting issues, at least one of the arbitrators shall be a mutually agreed upon independent certified public accountant. Notwithstanding anything to the contrary provided in this Agreement, the arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. ss. 1 et seq. The decision of the arbitrators shall be binding on the parties, and judgment upon the award may be entered in any court having jurisdiction thereof. Notwithstanding anything to the contrary provided in this Section 11.7 and without prejudice to the above procedures, any party may apply to any court of competent jurisdiction for temporary injunctive or other provisional judicial relief if in such party's sole judgment such action is necessary to avoid irreparable damage or to preserve the status quo until such time as the arbitration award is rendered or the controversy is otherwise resolved.

       11.8 Confidentiality of Negotiations. The parties shall not disclose the transactions contemplated by this Agreement or issue any press release or make any public or general statements with respect to the transaction except as may be mutually agreed to or required by law. If this Agreement terminates, no party hereto shall disclose the existence of the negotiations pursuant hereto, except as may be required by law.

       11.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that Buyer may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect wholly owned subsidiary of Buyer, provided that Buyer shall not be released from any of its obligations hereunder by reason of such assignment. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

       11.10 Expenses. Buyer and Seller will each bear their respective costs and expenses incurred in connection with the transaction contemplated by this Agreement, including the fees and disbursements of all attorneys, accountants, appraisers and advisors retained by or representing them in connection with the transaction. It is the understanding of the parties that, except for Harris Williams & Co., whose fees shall be the sole responsibility of Seller, there are no brokers who will be entitled to receive any commissions with respect to the transactions contemplated by this Agreement.




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


         IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be signed as of the date first written above.

                                   NIDEC AMERICA CORPORATION



                                   By /s/ Thomas A. Keenan
                                   ---------------------------------------------
                                      Its: President and Chief Operating Officer



                                   AULT INCORPORATED



                                   By /s/ Frederick M. Green
                                      ------------------------------------------
                                      Its: President and Chief Executive Officer





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


LIST OF EXHIBITS
----------------

Exhibit A         -        Lease
Exhibit B         -        MIS Services Agreement
Exhibit C         -        Preferred Stock Certificate of Designation
Exhibit D         -        Registration Rights Agreement
Exhibit E         -        Transition Services Agreement


LIST OF SCHEDULES
-----------------

1.2      Acquired Contracts
1.8      Excluded Operating Assets
1.9      Fixed Assets
1.11     Intellectual Property
1.24     Recent Pro Forma Balance Sheet
1.25     Retained Employees
1.27     Transition Employees
2.6A     Initial Purchase Price Allocation
2.6B     Final Purchase Price Allocation
4.3      Financial Information
7.2(c)   Required Consents

Disclosure Schedule (pertaining to Article IV representations and warranties)




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